 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NeuroOne Medical Technologies Corporation

Eden Prairie, Minnesota

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 20, 2019, relating to the consolidated financial statements of NeuroOne Medical Technologies Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Minneapolis, Minnesota

September 29, 2020